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                                  EXHIBIT 11.0




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                                  EXHIBIT 11.0
                                PEGASUS GOLD INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (in Thousands, except for share amounts)
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

                                                                    Three Months Ended
                                                                         March 31,
                                                                       1996    1995
                                                                       ----    ----
PRIMARY:
Earnings:
  Net income (loss) applicable to primary
    earnings per share calculation . . . . . . . . . . . . . . .        $13    $(1810)
                                                                     ------    ------
                                                                     ------    ------

Weighted Average number of shares outstanding:
  Common shares and equivalents. . . . . . . . . . . . . . . . .     39,441    34,653
  Additional shares outstanding assuming
     exercise of stock options reduced by the number
     of shares which could have been purchased with
     the  proceeds from the exercise of such options . . . . . .        428         5

Weighted average number of shares outstanding,
  as adjusted. . . . . . . . . . . . . . . . . . . . . . . . . .     39,869    34,658
                                                                     ------    ------
                                                                     ------    ------

Net income (loss) per share - Primary. . . . . . . . . . . . . .      $0.00    ($0.05)
                                                                     ------    ------
                                                                     ------    ------

FULLY DILUTED:
Earnings:
  Net income (loss). . . . . . . . . . . . . . . . . . . . . . .        $13   $(1,810)

  Add:
    Interest relating to 6.25% convertible subordinated
  notes, net of amounts capitalized. . . . . . . . . . . . . . .        239       ---
    Amortization of issuance costs relating to 6.25%
  convertible subordinated notes . . . . . . . . . . . . . . . .        130       ---
                                                                     ------    ------

  Net income (loss) applicable to fully diluted
    earnings per share calculation . . . . . . . . . . . . . . .       $382   $(1,810)
                                                                     ------    ------
                                                                     ------    ------

Weighted Average number of share outstanding:
  Common Shares and Equivalents. . . . . . . . . . . . . . . . .     39,441    34,653
  Additional shares outstanding assuming exercise
     of stock options reduced by the number of shares
    which could have been purchased with the proceeds
  from the exercise of such options. . . . . . . . . . . . . . .        429        20
 Additional average shares outstanding
    assuming conversion of 6.25% convertible
    subordinated notes . . . . . . . . . . . . . . . . . . . . .      7,709       ---

Weighted average number of shares outstanding,
  as adjusted. . . . . . . . . . . . . . . . . . . . . . . . . .     47,579    34,673
                                                                     ------    ------
                                                                     ------    ------

Net income (loss) per share - fully diluted (a). . . . . . . . .      $0.01    $(0.05)
                                                                     ------    ------
                                                                     ------    ------
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 (a) This calculation is submitted in accordance with Regulation S-K item
     601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.